EXHIBIT 99.1

                               [ION NETWORKS LOGO]



                     Contacts  Investors: Stephanie Prince/ Ian Hirsch
                               Press:          Emily Brunner
                                          Morgen-Walke Associates, Inc.
                                          212-850-5600
                                          investor-relations@ion-networks.com

         ION NETWORKS ANNOUNCES RESULTS FOR FISCAL THIRD QUARTER 2002

                  *Revenue Increases 100 Percent Sequentially

Piscataway, New Jersey January 23, 2002 - ION Networks Incorporated (Nasdaq:
IONN), a leading provider of security and management solutions that protect critical infrastructure from internal and external security threats while maintaining high availability, today announced its results for the fiscal third quarter ended December 31, 2001.

Revenue for the fiscal third quarter was $2.2 million compared to $1.1 million in the fiscal second quarter, representing a sequential increase of 100 percent. Revenue was $3.4 million in the third quarter of the prior fiscal year.



Fiscal third quarter EBITDA improved to was negative $1.0 million excluding restructuring, asset impairment and other charges of $0.2 million (EBITDA of negative $1.2 million including restructuring, asset impairment and other charges of $0.2 million) as compared to negative $1.9 million for the second quarter ended September 30, 2001. In the fiscal third quarter ended December 31, 2000, EBITDA was negative $1.1 million excluding restructuring, asset impairment and other charges of $3.0 million (EBDITA of negative $4.0 million including restructuring, asset impairment and other charges of $3.0 million).



The Company reported a net loss of $1.2 million, or $0.06 per share excluding restructuring, asset impairment and other charges (net loss of $1.4 million, or $0.08 per share including restructuring, asset impairment and other charges of $0.2 million) for fiscal third quarter ended December 31, 2001, compared to a net loss of $2.3 million, or $0.13 per share in the fiscal second quarter. Net loss for the third quarter of the prior fiscal year was $2.0 million or $0.11 per share excluding restructuring, asset impairment and other charges (net loss of $4.9 million, or $0.27 per share including restructuring, asset impairment and other charges of $3.0 million).



"As our results clearly indicate, we made tangible progress this quarter by refocusing our Company's efforts on the large and fast growing infrastructure security market. We have continued to reduce operating expenses while focusing on our sales generating capabilities. Our better than forecasted sales were propelled by the strength of our proven products and technology, and our roster of blue-chip


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customers," said Kam Saifi, President and Chief Executive Officer. "Although the
economic environment remains challenging, we expect to see additional forward momentum as operating conditions and the pace of investment stabilizes. With our new management team, a re-invigorated culture, and our focus on the robust infrastructure security market, we look forward to executing on our business and financial goals."


Fiscal Third Quarter Highlights Included:

     o    Gross margins improved to 51% of revenue, an improvement of 4%
     o R&D and SG&A expenses excluding restructuring charges were reduced by more than 14%;
     o    Cash and accounts receivables where $3.2 million
     o Days sales outstanding were reduced to 61 days, an improvement of 11 days;
     o    Total of 60 customers in the quarter, 9 new customers;
     o    Significant deals with AT&T Solutions and EADS/Cogent

Outlook
ION Networks is committed to achieving solid revenue growth and profitability. Based on its current outlook, management expects revenue will be in the range of $2.3 - $2.5 million in the fiscal fourth quarter ending March 31, 2002 with continued sequential growth thereafter. For the twelve-month period ending December 31, 2002, ION Networks reaffirms its previous revenue projection of $12.0 million. With its cost structure in line, the Company continues to project achieving positive EBITDA during the quarter ending December 31, 2002. ION also believes its current cash, accounts receivables, and projected revenue will be sufficient to fund its operations through the quarter ending December 31, 2002. However, additional financing opportunities are being explored as well to support the Company's expansion into new markets and increased investment in research and development.

Conference Call

ION Networks will host a conference call at 5:00 p.m. (EST) on Wednesday, January 23, to discuss the Company's operating performance for the fiscal third quarter ended December 31, 2001. To participate in the conference call, local and international callers can dial 212-896-6053. A replay will be available approximately two hours after the call until 8:00 p.m. (EST) on January 30. The replay number is 858-812-6440, passcode: 20187780.

The conference call will also be available on the Internet at www.ion-networks.com. Please go to the web site at least fifteen minutes prior to the call to register, and download and install any necessary audio software. A replay of the conference call will also be available via the web site. Follow the directions in the Investors section for the link to the archived audio replay.

About ION Networks
ION Networks, Inc. is a leading provider of infrastructure security and management solutions. The ION Secure suite helps customers protect critical infrastructure and maximize operational efficiency while lowering operational costs. ION Networks customers include AT&T, Bank of America, British Telecom, Citigroup, Entergy, Intel, Oracle, Qwest, SBC, Sprint, WorldCom and the U.S. Government. Headquartered in Piscataway, New Jersey, the Company has installed tens of thousands of its products worldwide from its eight direct sales offices in the United States, Livingston, Scotland and Antwerp, Belgium, and its distribution channels on four continents.


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ION Networks and ION Secure are trademarks of ION Networks, Incorporated. All other trademarks and registered trademarks in this document are the properties of their respective owners. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties.

The factors that could cause actual future results to differ materially from the forward-looking statements include the following: fluctuations in customer demand, the Company's ability to manage its growth (including the ability to hire sufficient sales and technical personnel), the risks associated with the expansion of the Company's distribution channels, the risk of new product introductions and customer acceptance of new products; the rapid technological change which characterizes the Company's markets, the risks associated with competition, the risks associated with international sales as the Company expands its markets, and the ability of the Company to compete successfully in the future, as well as other risks identified in the Company's Securities and Exchange Commission Filings, including but not limited to those appearing within the Company's most recent Quarterly Reports on Form 10-QSB and on Form 10-KSB on file with the Securities and Exchange Commission.

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